Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into on January 26, 2021, to be effective on December 30, 2020 (“Effective Date”) by and between Atomera Incorporated, a Delaware corporation (“Company”), and Scott A. Bibaud (“Executive”).

RECITAL

Company is desirous of continuing to employ Executive in an executive capacity on the terms and conditions and for the consideration, hereinafter set forth, and Executive is desirous of continuing to be employed by Company on such terms and conditions and for such consideration.

AGREEMENT

It is agreed as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1	Definitions.

(a)            “Base Salary” shall mean Executive's annualized base salary as set forth in Section 4.1.

(b)            “Board” shall mean the board of directors of Company.

(c)            “Cause” shall mean a finding by the Company that Executive (i) has engaged in gross negligence or willful misconduct in the performance of his duties at the Company, (ii) has materially breached this Agreement or the Confidentiality Agreement, (iii) has willfully and materially breached a significant corporate policy or code of conduct established by Company, (iv) has engaged in willful misconduct that is materially injurious to Company and its subsidiaries taken as a whole (monetarily or otherwise), (v) has committed an act of fraud or embezzlement,(vi) has been convicted of (or pleaded no contest to) a criminal act involving fraud, dishonesty, or moral turpitude, or (vii) has been convicted for any violation of U.S. or foreign securities laws or has entered into a cease and desist order with the Securities and Exchange Commission alleging violation of U.S. or foreign securities laws.

(d)            “Change of Control” shall have the meaning given to it in the Company’s 2017 Stock Incentive Plan.

(e)            “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)             “Compensation Committee” shall mean the Compensation Committee of the Board.

1

(g)           “Confidentiality Agreement” shall mean that certain Employee Confidentiality and Assignment Agreement between Executive and the Company dated as of October 3, 2015.

(h)           “Disability” shall mean that, as a result of Executive’s documented incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of his duties for six consecutive months and shall not have returned to full-time performance of his duties within 30 days after written notice of termination is given to Executive by Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six month period). Any determination of Disability shall be determined by an independent physician mutually acceptable to the Company and the Executive.

(i)             “Good Reason” shall mean the occurrence of any one or more of the following:

i.	A diminution in Executive’s Annual Base Salary not in accordance with Section 4.1;

ii.	A material diminution in Executive’s title, authority, duties, or responsibilities from those applicable to him as of the Effective Date, including any change in title or a material change in the reporting structure so that Executive reports to someone other than the Board;

iii.	A material change in the geographic location at which Executive must perform services, which for purposes of this Agreement includes only Company requiring Executive to involuntarily relocate to a geographic location other than the Place of Employment in Section 2.6; or

iv	A material breach by Company of any provision of this Agreement (including, without limitation, the requirements of Section 2.2, 4.1, 4.2, 4.3, or 4.4 of this Agreement); or

v.	A Change of Control.

Notwithstanding the foregoing provisions of this Section 1.1(i) or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (1) any condition described in clauses (i) through (v) of this Section 1.1(i) giving rise to the Executive’s termination of employment must have arisen without Executive’s consent; (2) Executive must provide written notice to the Company of such condition in accordance with Section 7.1 within 30 days of the initial existence of the condition; (3) the condition specified in such notice must remain uncorrected for a period of 30 days following receipt of such notice by the Company; and (4) the date of Executive’s termination of employment must occur within ninety days following the initial existence of the condition specified in such notice.

(j)             “Incentive Plan” shall mean the Mears Technologies, Inc. 2007 Stock Incentive Plan, the Atomera Incorporated 2017 Stock Incentive Plan, and any other incentive compensation plans duly adopted by the Board.

(k)            “Involuntary Termination” shall mean any termination of Executive’s employment with Company which results from either:

i.	termination by the Company without Cause; or

ii.	A resignation by Executive for Good Reason;

2

Provided however, and for the avoidance of doubt, the term “Involuntary Termination” shall not include a termination for Cause or any termination as a result of death or Disability.

(l)             “Payment Date” shall mean the later of (i) the date that is 30 days after Executive’s termination of employment with Company or (ii) the date upon which the Release described in Section 5.5 becomes irrevocable by Company.

1.2           Interpretations. In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof,” hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision (b) reference to any Article or Section means such Article or Section hereof, (c) the word “including” (and with correlative mean, “include”) means including, without limiting the generality of any description preceding such term, and (d) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1           Employment. Effective as of the Effective Date and continuing for the period of time set forth in Section 3.1 of this Agreement, Executive’s employment by Company shall be subject to the terms and conditions of this Agreement. As a condition of his continued employment, Executive confirms that he will continue to be bound by his obligations under the Confidentiality Agreement.

2.2           Positions. From and after the Effective Date, Company shall employ Executive in the position of President and Chief Executive Officer of the Company or in such other position or positions as the parties mutually may agree.

2.3           Duties and Services. Executive agrees to serve in the position referred to in Section 2.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such office, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive in his capacity as CEO shall have all of the authorities, duties, and obligations of the CEO as provided under Section 3.8 of the Bylaws of the Company, as amended. Executive also agrees to serve, if elected, as an officer or director of any wholly-owned subsidiary or affiliate of Company so long as such service is commensurate with Executive’s duties and responsibilities to Company. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.

2.4           Other Interests. Executive agrees, during the period of his employment by Company, to devote substantially all of his business time, energy, and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except as herein permitted or with the prior written consent of the Board. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investment and charitable activities and serve on corporate boards of directors that, in any case, do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder, which shall be at the sole determination of the Board.

2.5           Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit, or appropriate for the benefit of any third party, business opportunities concerning Company’s business.

3

2.6           Place of Employment. Executive’s primary place of employment hereunder shall be at Company’s executive offices in or within greater San Jose, California metropolitan area or such other place in the San Francisco Bay area as the Company may determine from time-to-time.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1           Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the fourth anniversary of the Effective Date.

(a)	Should Executive’s employment with Company continue after expiration of the term set forth in Section 3.1 hereof, such continued employment shall be at-will and he will not be eligible to receive any Severance Benefits from the Company upon termination from employment for any reason.

3.2           Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:

(a)	upon Executive’s death;

(b)	upon Executive’s Disability;

(c)	for Cause; or

(d)	at any time, for any other reason whatsoever, in the sole discretion of the Board.

Prior to terminating Executive for Cause, (i) Executive shall have been provided with fifteen (15) days prior written notice of the circumstances giving rise to Cause, (ii) Executive shall have fifteen (15) days to remedy the circumstances constituting Cause, if curable, (iii) Executive shall have had the opportunity to appear before the Board (without counsel) to discuss the circumstances constituting Cause, and (iv) at least two- thirds (2/3) of the members of the Board (excluding Executive) shall have affirmatively voted to terminate Executive for Cause.

3.3           Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

(a)	for Good reason;

(b)	at any time for any other reason whatsoever, in the sole discretion of Executive.

4

3.4           Notice of Termination. If Company desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, it shall do so by giving a 30-day written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Executive desires to terminate his employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, he shall do so by giving a 30-day written notice to Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

3.5          Deemed Resignations. Unless otherwise agreed to in writing by Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company and an automatic resignation of Executive from the Board (if applicable) and from the board of directors or similar governing body of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability entity, or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative. Executive agrees to execute such documents and take such other actions as the Company may request to reflect such resignation.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1          Base Salary. Executive shall receive a base salary at the annualized rate of $375,000 (the “Base Salary”). Executive’s Base Salary shall be reviewed by the Compensation Committee on an annual basis, and, in the sole discretion of the Compensation Committee, such Base Salary may be increased, but not decreased (except (a) with the prior written consent of Executive, or (b) in connection with, and in an amount substantially proportionate to, reductions made by Company to the annualized base salaries of all other senior executives), effective as of any date determined by the Compensation Committee. Executive’s Base Salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.

4.2           Annual Bonus. Executive shall be eligible for an annual bonus of up to 60% of Executive’s Base Salary based on performance criteria set by the Compensation Committee and to otherwise participate in Company’s annual bonus plan or plans applicable to Executive, all as approved from time to time by the Compensation Committee in amounts to be determined by the Compensation Committee based upon criteria established by the Compensation Committee.

4.3           Long-Term Incentive. Subject to the sole discretion of the Compensation Committee, Executive shall also be eligible for participation in the Incentive Plan or such other long-term incentive arrangement of Company as may from time to time be made available to other executive officers of Company. Any awards made under the Incentive Plan or such other arrangements shall be governed by Section 5.5 herein. However, shall there be any conflict between this Agreement and the Incentive Plan, this Agreement shall govern.

4.4           Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(a)            Business and Entertainment Expenses. Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business-related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

Company reserves the right to request valid documentation and receipts relating to such expenses.

5

(b)            Company Benefits. Executive and, to the extent applicable, Executive’s spouse, dependents, and beneficiaries, shall be allowed to participate in all benefits, plans, and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company, subject to the eligibility requirements and other terms of such plans and programs. Such benefits, plans, and programs shall include, without limitation, any profit-sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

ARTICLE V

EFFECT OF TERMINATION ON COMPENSATION; ADDITIONAL PAYMENTS

5.1           Termination Other Than an Involuntary Termination. If Executive’s employment hereunder shall terminate upon expiration of the term provided in Section 3.1 hereof or if Executive’s employment hereunder shall terminate in any circumstances other than an Involuntary Termination, then Company shall continue to provide all compensation and benefits to Executive hereunder until the date of such termination of employment, and such compensation and benefits shall terminate contemporaneously with such termination of employment.

5.2           Involuntary Termination. Subject to the provisions of Sections 5.3 and 5.4 hereof, if Executive’s termination of employment hereunder shall be an Involuntary Termination, then Company shall provide to Executive the following severance benefits (the “Severance Benefits”):

(a)            Company shall pay Executive a lump sum cash payment in an amount equal to eighteen (18) months of Executive’s Base Salary, less applicable taxes and withholdings.

(b)            Accelerate eighteen (18) months vesting of options or other types of equity granted to Executive;

(c)            During the portion, if any, of the twelve (12)-month period commencing on the date of such Involuntary Termination that Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under Company’s or a subsidiary’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and/or sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of Company pay for the same or similar coverage under such group health plans; provided, however, that such reimbursement shall cease to be effective if and to the extent Executive becomes eligible to receive medical and/or dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to Company in writing by Executive).

5.3            Change of Control. In the event of a Change of Control, vesting of all options or other types of equity granted to Executive shall fully vest immediately prior to such Change of Control.

5.4           Release and Full Settlement. As a condition to the receipt of any severance compensation and benefits under this Agreement, Executive must first execute a release and agreement, which, at a minimum, (a) shall release and discharge Company and its affiliates, and their officers, directors, employees, and agents, from any and all claims or causes of action of any kind or character, including all claims or causes of action arising out of Executive’s employment with Company or its affiliates or the termination of such employment, and (b) must be effective and irrevocable within 55 days after the termination of Executive’s employment. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against Company on account of Executive’s termination of employment.

6

5.5	Payments Subject to Section 409A of the Code.

(a)            Subject to this Section 5.5, any severance payments that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of Executive’s employment.

(b)            The determination of whether and when Executive’s separation from service from the Company has occurred shall be made in a manner consistent with and based on the presumptions set forth in Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 5.5(b), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(c)            It is intended that each installment of the severance payments under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A of the Code.

(d)           Notwithstanding the foregoing provisions of this Article 5, if the payment of any severance compensation or severance benefits under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payments that Executive (or Executive’s estate) would otherwise be entitled to during the first eighteen (18) months following the date of Executive’s termination of employment shall be accumulated and paid on the date that is eighteen (18) months after the date of Executive’s termination of employment (or if such payment date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest. Executive hereby agrees to be bound by Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

5.6           Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to the matters set forth herein, including, without limitation, Executive’s Base Salary, certain perquisites of employment, and payments upon termination of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter, with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE VI

DISPUTE RESOLUTION

6.1           General. Executive and Company explicitly recognize that no provision of this Article VI shall prevent either party from seeking to resolve any dispute arising under the Confidentiality Agreement.

6.2           Negotiation. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement and/or the Employee's employment with the Company and/or the termination of such employment promptly by negotiations between Executive and an executive officer of Company who has authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within ten days after the effective date of such notice, Executive and an executive officer of Company shall meet at a mutually acceptable time and place within the Boston, Massachusetts metropolitan area, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 30 days of the disputing party's notice, or if the parties fail to meet within ten days, either party may initiate arbitration of the controversy or claim as provided in Section 6.3 below. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three business days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 6.2 shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

7

6.3           Arbitration. Company and Executive agree that after efforts to negotiate any dispute in accordance with Section 6.2 have failed, then either party may be written notice (the “Notice”) demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

(a)            Each party will, within ten business days of the Notice, nominate an arbitrator, who shall be a non-neutral arbitrator. Each nominated arbitrator must be someone experienced in dispute resolution and of good character without moral turpitude and not within the employ or direct or indirect influence of the nominating party. The two nominated arbitrators will, within ten business days of nomination, agree upon a third arbitrator, who shall be neutral. If the two appointed arbitrators cannot agree on a third arbitrator within such period, the parties may seek such an appointment through any permitted court proceeding or by the American Arbitration Association (“AAA”). The three arbitrators will set the rules and timing of the arbitration, but will generally follow the rules of the AAA and this Agreement where same are applicable and shall provide for a reasoned opinion.

(b)            The arbitration hearing will in no event take place more than 180 days after the appointment of the third arbitrator.

(c)            The arbitration will take place in the San Francisco, California metropolitan area unless otherwise unanimously agreed to by the parties.

(d)            The results of the arbitration and the decision of the arbitrators will be final and binding on the parties, and each party agrees and acknowledges that these results shall be enforceable in a court of law.

(e)            All administrative costs and expenses of the mediation and arbitration shall be borne equally by the Company and Executive during the pendency of the proceedings. Such costs and expenses do not include attorney’s fees, expert witness fees or other party generated expenses. Upon the conclusion of the proceedings, the prevailing party shall be entitled to recover reasonable and necessary attorneys’ fees, expert witness fees, and costs and expenses of arbitration.

(f)             This agreement to arbitrate applies, but shall not be limited, to the following:

i.              Any claim alleging unlawful discrimination, harassment, or retaliation on any basis protected by any applicable federal, state, or local law (for the avoidance of doubt, nothing herein prevents Employee from filing, cooperating with, or participating in any proceeding before the EEOC or other federal or state fair employment practices agency (except that Employee acknowledges that he/she may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding));

ii.              Any claim for wages, bonuses, severance, incentive compensation or other equity, employee benefits or other compensation, whether pursuant to contract, state wage and hour laws (including without limitation M.G.L. c. 149, § 148 et. seq.), the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, or any other law concerning wages, compensation or employee benefits.

iii.             Any claim under any statute, law, or ordinance not expressly set forth above.

iv.            Any claim arising out of any and all common law claims, including, but not limited to, tort claims, wrongful discharge claims, contract claims, defamation claims and unfair business practices claims; and

v.             Any claim relating to the interpretation, existence, validity, scope, or enforceability of this Section, including, but not limited to, any claim that all or any part of this Section is void or voidable and any other challenge by Employee to the arbitrability of any dispute under this Agreement (but not including a dispute about the class action waiver set forth below).

8

(g)            Notwithstanding anything set forth in Section 6.3(f) above, this agreement to arbitrate does not apply to claims or issues arising from performance of services on any federal government contract, any claim for workers’ compensation or employment benefits, claims for vested benefits under a plan fund or program covered by the Employee Retirement Income Security Act of 1974, as amended, or claims arising out of or relating to the Confidentiality Agreement or otherwise concerning trade secrets, confidential information, intellectual property (including patents, copyrights and trademarks), or other proprietary rights or property. Further Company and Executive agree that only individual employee claims may be brought and that no claim may be brought or arbitrated hereunder as a collective action on behalf of any others or as a class action absent a further specific agreement executed at the time the dispute arises.

(h)           Executive understands that this Agreement requires disputes that involve the matters subject to the Agreement and/or Executive’s employment or termination, except those set forth in Section 6.3(g) above, be submitted to arbitration pursuant to this Section 6.3 rather than to a judge or jury in court.

ARTICLE VII

MISCELLANEOUS

7.1           Notices. Any and all notices and other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 6:30 p.m. (Eastern time) on any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States (“Business Day”), (b)  the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Business Day or later than 6:30 p.m. (Eastern time) on any Business Day, (c) the 2nd Business Day following the date of mailing, if sent by U.S. national recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be set forth on the signature pages attached hereto. All notices and demands to Executive or the Company may be given to them at the following address:

If to Executive:

If to Company:	Atomera Incorporated
750 University Avenue
Suite 280
Los Gatos, CA 95032

Such parties may designate in writing from time to time such other place or places that such notices and demands may be given.

7.2	Applicable Law; Submission to Jurisdiction.

(a)            This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of California, without regard to conflict of law principals thereof.

(b)           With respect to any claim or dispute related to or arising under this Agreement that is not subject to arbitration, the parties hereto hereby consent to the exclusive jurisdiction, forum, and venue of the state or federal (to the extent federal jurisdiction exists) courts located in the State of California.

9

7.3           No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.4           Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or enforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.5           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

7.6           Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city, and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other customary employee deductions made with respect to Company’s employees generally.

7.7           Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

7.8           Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

7.9           Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his heirs, representative and assigns. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall continue to be payable pursuant to the terms of this Agreement. Executive shall not have any right to pledge, hypothecate, anticipate, or assign any portion of this Agreement or any of the rights hereunder, except by will or the laws of descent and distribution.

7.10        Term. This Agreement has a term co-extensive with the term of employment provided in Section 3.1. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. The provisions of Section 3.5 shall survive the termination of this Agreement and shall be binding upon Executive and his or her legal representatives, successors, and assigns following such termination.

7.11        Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior employment and severance agreements, if any, by and between Company and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

7.12         Expenses. Company shall reimburse Executive for his reasonable fees and expenses incurred by him incident to the negotiation, preparation and execution of this Agreement.

[signature page to follow]

10

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first written above.

“Company”

Atomera Incorporated
A Delaware corporation

By: /s/ John D. Gerber
Name: John D. Gerber
Title: Chairman of the Board of Directors
Date: January 26, 2021

“Executive”

Scott A. Bibaud

/s/ Scott A. Bibaud

Date: January 26, 2021

11